FOR IMMEDIATE RELEASE

Contact:	Matthew Jones
Chief Financial Officer
1845 Walnut Street
Philadelphia, PA 19103
(215) 546-5005
(215) 546-4785 (facsimile)

Atlas America, Inc.
Announces 3-For-2 Stock Split

Philadelphia, PA. February 6, 2006 - Atlas America, Inc. (Nasdaq: ATLS - the “Company”) announced today that its Board of Directors has approved a three-for-two stock split to be effected in the form of a stock dividend. Shareholders of record as of February 28, 2006, will receive one additional share of common stock for each two shares of common stock they own on that date. The shares will be distributed on or about March 10, 2006.

As of today, there are approximately 13.3 million shares of the Company’s common stock issued and outstanding. After the split, there will be approximately 20.0 million shares of the Company’s common stock outstanding. The Company expects the adjusted number of shares outstanding and adjusted per-share stock price to be reported by the Nasdaq Stock Market, effective March 10, 2006.

Atlas America, Inc. (Nasdaq:ATLS) is an energy company engaged primarily in the development, production and transportation of natural gas. In the Appalachian Basin the company develops and produces natural gas for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America also owns 100% of the general partner interest and an approximate 13% limited partner interest in Atlas Pipeline Partners (NYSE: APL). APL owns and operates more than 4,600 miles of natural gas transmission and gathering pipelines in Oklahoma, Texas, Arkansas, Pennsylvania, New York, and Ohio and gas processing facilities in Oklahoma. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at pschreiber@atlasamerica.com.

Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of many factors, including competition within the energy industry, climactic conditions, capital markets volatility, the performance of Atlas Pipeline Partners, L.P. and other factors disclosed under "risk factors" in our most recent 10-K.